UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 12, 2014

ScanSource, Inc.

(Exact Name of Registrant as Specified in Its Charter)

South Carolina	000-26926	57-0965380
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6 Logue Court, Greenville, South Carolina 29615

(Address, Including Zip Code, of Principal Executive Offices)

(864) 288-2432

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 12, 2014, ScanSource, Inc. (the “Company”), entered into a Distribution Agreement (the “New Motorola Agreement”), with Symbol Technologies, Inc. (“Motorola Solutions”), for the non-exclusive distribution of Motorola hardware and software products in the United States of America, Canada, Latin America and the Caribbean. The New Motorola Agreement is for a term of one year and renews automatically for additional one year terms. In addition to certain terminations for cause, the New Motorola Agreement is terminable by either party upon 30 days notice to the other party. The New Motorola Agreement contains other terms, conditions, warranties and other provisions that are customary for agreements of this type.

Item 1.02.	Termination of a Material Definitive Agreement.

On February 12, 2014, upon the effectiveness of the New Motorola Agreement, all previous agreements between the Company and any of its affiliates and Motorola Solutions and any of its affiliates relating to the subject matter of the New Motorola Agreement in North America and Latin America and the Caribbean, including the prior distribution agreement between the Company and Motorola Solutions for hardware and software products in North and South America (the “Prior Agreement”), terminated. The Prior Agreement terminated as the result of the mutual agreement of the Company and Motorola Solutions pursuant to the terms of the New Motorola Agreement, which replaces the Prior Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ScanSource, Inc.

Date: February 14, 2014	By:	/s/ John Ellsworth
	Name:	John Ellsworth
	Its:	Vice President and General Counsel

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